U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

 Friedland                           Dion                  R.
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   (Last)                           (First)             (Middle)


                            28 Sloane Street Flat #8
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                                    (Street)


   London                           SWIX9NE           United Kingdom
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   (City)                           (State)              (Zip)

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2.   Issuer Name and Ticker or Trading Symbol


          GlobalNet Financial.com, Inc.
          (OTC:  GLBN)
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3.   IRS or Social Security Number of Reporting Person (Voluntary)



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4.   Statement for Month/Year

          2/00
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Shares                         2/4/00         S               100,000     D      $35.375                 I
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Common Shares                         2/17/00        S                25,000     D      $39.750                 I
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Common Shares                         2/29/00        S                25,000     D      $43.750  1,714,583      I         (1)
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* If the Form is  filed  by more  than one  Reporting  Person,  see  Instruction
4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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* None
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Explanation of Responses:

(1) Held by the following: (i) Giant Trading, Inc., a Panamanian corporation, solely controlled by Mr. Friedland; (ii) the following British Virgin Islands corporations advised by Magnum Fund Management Ltd. of which Mr. Friedland is the chairman: Magnum Capital Growth Fund, Magnum Edge Fund, Magnum Global Equity Fund, Magnum Opportunity Fund, Magnum Tech Fund, Magnum Turbo Growth Fund, Magnum U.S. Equity Fund, Magnum International Equity Fund, Magnum Special
Situations Fund; (iii) Rosebud Internet Fund Ltd., a British Virgin Islands corporation which is advised by Rosebud Fund Management Ltd., which is advised by Mr. Friedland as director; and (iv) e-Com Growth Fund Ltd., a Bahamas corporation which is advised by Magnum Advisors Ltd. of which Mr. Friedland is the chairman. Mr. Friedland disclaims beneficial ownership of the shares in which he has no pecuniary interest.



        /s/ Dion R. Friedland                                  03/02/00
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     **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.